STATE OF DELAWARE
                            CERTIFICATE OF AMENDMENT
              OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Digital Courier Technologies, Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That a meeting of the Board of Directors of Digital Courier Technologies, Inc., (the "Corporation"), resolutions were adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment (the "Amendment") is as follows:

            RESOLVED that the Amended and Restated Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "IV" so that, as amended, said Article shall be and read as follows: "The total number of shares of stock of all classes which the Corporation shall have authority to issue is Seventy Seven Million Five Hundred Thousand (77,500,000) of which Seventy Five Million shares shall have a par value of One Hundredth of One Cent ($.0001) each and shall be shares of common stock (the "Common Stock"), and Two Million Five Hundred (2,500,000) shares shall have a par value of One Hundredth of One Cent ($.0001) each and shall be shares of preferred stock (the "Preferred Stock")."

SECOND: That, thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the Amendment.

THIRD: That said Amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of the Corporation shall not be reduced under or by reason of said Amendment.

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


IN WITNESS WHEREOF, said Digital Courier Technologies, Inc. has caused this certificate to be signed by Mitchell Edwards, an Authorized Officer, on this 15th day of October, 1999.

                        BY:     /s/ Mitchell Edwards
                                ---------------------------
                                    Mitchell Edwards
                        TITLE:      Executive Vice President

ACKNOWLEDGMENT

STATE OF UTAH    )
                 ) ss.
COUNTY OF SUMMIT )

         Mitchell Edwards, being duly sworn, deposes and says that he is the Executive V.P. of Digital Courier Technologies, Inc., a Delaware corporation, and that the foregoing Certificate of Amendment is true to the best of his knowledge, information and belief.

                           /s/ Mitchell Edwards
                           --------------------
                               Mitchell Edwards

         The foregoing instrument was acknowledged before me this 15th day of October, 1999 by Mitchell Edwards, the Executive Vice President of Digital Courier Technologies, Inc., a Delaware corporation.

                                                     /s/ Mary Beth Knapp
                                                     -------------------
                                                         Mary Beth Knapp

(Seal)

My commission expires:                               Residing at:

1/23/2002                                                     Park City, UT

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